Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Year ended December 31, 2013

Houston, Texas—April 1, 2014—GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and year ended December 31, 2013.

Financial and Operating Results

On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama (the “Asset Sale”). The Asset Sale resulted in a $36.9 million gain. The properties sold represented approximately 29% of GeoMet’s total production. As such, the current year results are not comparable to the prior year as presented below.

Fourth Quarter 2013 Financial and Operating Results

For the quarter ended December 31, 2013, GeoMet reported a net loss of $2.1 million. Included in the net loss was a $1.1 million loss on natural gas derivatives. For the quarter ended December 31, 2012, GeoMet reported a net loss of $8.7 million. Included in the net loss was a $12.3 million impairment to the Company’s gas properties and a $0.8 million asset impairment, offset by a $4.1 million gain on natural gas derivatives.

For the quarter ended December 31, 2013, GeoMet reported net loss available to common stockholders of $4.3 million, or $0.11 per fully diluted share. Included in net income available to common stockholders for the quarter ended December 31, 2013 were non-cash charges of $0.6 million for accretion of preferred stock and $1.6 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended December 31, 2012, GeoMet reported a net loss available to common stockholders of $10.4 million, or $0.26 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended December 31, 2012 were charges of $0.5 million for accretion of preferred stock and $1.2 million for PIK dividends on preferred stock.

Revenues for the quarter ended December 31, 2013 were $7.8 million, as compared to $11.7 million for the prior year quarter. The average natural gas price for the quarter ended December 31, 2013 was $3.71 per Mcf as compared to the prior year quarter average of $3.50 per Mcf.

Average net gas sales volumes for the quarter ended December 31, 2013 were 22.7 MMcf per day, a 37% decrease from the same quarter in 2012 of which 29% resulted from the Asset Sale and 8% resulted from decreased production related to our horizontal Pinnate wells in our remaining properties.

Year ended December 31, 2013 Financial and Operating Results

For the year ended December 31, 2013, GeoMet reported net income of $35.3 million. Included in net income was a $36.9 million non-recurring gain on the sale of our Alabama properties offset by a $1.8 million loss on natural gas derivatives. For the year ended December 31, 2012, GeoMet reported a net loss of $150.0 million. Included in the net loss was a $95.7 million impairment of gas properties, a $44.0 million write off of our deferred tax asset, a $1.4 million write off of debt issuance costs, a $1.1 million charge for restructuring costs, a $0.8 million asset impairment and a $0.7 million loss on the 2012 disposal of our Canadian operations.

For the year ended December 31, 2013, GeoMet reported net income available to common stockholders of $27.8 million, or $0.42 per fully diluted share. Included in net income available to common stockholders for the year ended December 31, 2013 were non-cash charges of $2.3 million for accretion of preferred stock and $5.3 million for PIK dividends paid on preferred stock. For the year ended December 31, 2012, GeoMet reported a net loss available to common stockholders of $155.8 million, or $3.88 per fully diluted share. Included in the net loss available to common stockholders for the year ended December 31, 2012 were charges of $1.9 million for accretion of preferred stock and $3.9 million for PIK dividends on preferred stock.

Revenues for the year ended December 31, 2013 were $38.2 million, as compared to $39.4 million for the prior year period. The average natural gas price for the year ended December 31, 2013 was $3.74 per Mcf as compared to the prior year period average of $2.83 per Mcf.

Average net gas sales volumes for the year ended December 31, 2013 were 27.9 MMcf per day, a 26% decrease from the same period in 2012 of which 18% resulted from the Asset Sale and 8% resulted from decreased production related to our horizontal Pinnate wells in our remaining properties.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words, are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, reductions in the borrowing base under our credit agreement made by our lenders, the sale of all or substantially all of our assets, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.geometinc.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is engaged in the production of natural gas from coal seams (“coalbed methane”). Our core area of operations is the Central Appalachian Basin of Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Total revenues	$7,780	$11,728	$38,209	$39,383
Expenses:
Total production expenses	5,227	6,410	22,945	27,795
Depreciation, depletion and amortization	847	2,071	4,594	11,532
Impairment of gas properties and other	—	13,044	—	96,511
General and administrative	1,555	1,216	5,105	5,934
Losses (gains) on derivative contracts	1,051	(4,074)	1,811	(4,416)
Total operating expenses	8,680	18,667	34,455	137,356
Gain on the sale of gas properties	—	—	36,948	—
Operating (loss) income	(900)	(6,939)	40,702	(97,973)
Other income (expense):
Write off of debt issuance costs	—	—	—	(1,378)
Other expenses & interest, net	(1,221)	(1,768)	(5,358)	(5,823)
(Loss) income before income taxes from continuing operations	(2,121)	(8,707)	35,344	(105,174)
Income tax expense	(6)	(6)	(25)	(44,043)
(Loss) income from continuing operations	(2,127)	(8,713)	35,319	(149,217)
Discontinued operations, net of tax	—	(14)	—	(736)
Net (loss) income	$(2,127)	$(8,727)	$35,319	$(149,953)
Accretion of Preferred Stock	(633)	(495)	(2,258)	(1,913)
Dividends on Preferred Stock	(1,576)	(1,171)	(5,298)	(3,937)
Net (loss) income available to common stockholders	$(4,336)	$(10,393)	$27,763	$(155,803)
Net (loss) income per common share:
Basic	$(0.11)	$(0.26)	$0.69	$(3.88)
Diluted	$(0.11)	$(0.26)	$0.42	$(3.88)
Weighted average number of common shares:
Basic	40,505	40,436	40,481	40,124
Diluted	40,505	40,436	83,385	40,124

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2013	December 31, 2012
ASSETS

Current Assets:
Cash and cash equivalents	$8,108	$7,234
Accounts receivable, net	2,901	6,249
Derivative asset—natural gas contracts	—	3,930
Other current assets	693	1,701
Total current assets	11,702	19,114
Property and equipment—net	42,329	75,125
Deferred income taxes	—	1,126
Total other noncurrent assets	769	961

TOTAL ASSETS	$54,800	$96,326

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Current portion of long-term debt	$71,550	$10,300
Deferred income taxes	—	1,126
Derivative liability—natural gas contracts	834	920
Other current liabilities	8,537	11,427
Total current liabilities	80,921	23,773
Long-term debt	—	129,000
Asset retirement obligations	8,915	13,235
Derivative liability—natural gas contracts	710	1,636
Other long-term accrued liabilities	113	144
TOTAL LIABILITIES	90,659	167,788
Series A Convertible Redeemable Preferred Stock	43,405	35,852
Total stockholders’ deficit	(79,264)	(107,314)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$54,800	$96,326

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012
Net cash provided by operating activities	$8,798	$18,361
Net cash provided by investing activities (1)	59,833	8,036
Net cash used in financing activities (2)	(67,757)	(19,626)
Effect of exchange rates changes on cash	—	5
Increase in cash and cash equivalents	874	6,776
Cash and cash equivalents at beginning of period	7,234	458
Cash and cash equivalents at end of period	$8,108	$7,234

(1)         Net cash provided by investing activities for the year ended December 31, 2013 primarily consisted of the net proceeds from the sale of Properties in Alabama. Net cash provided by investing activities for the year ended December 31, 2012 primarily consisted of return of basis in the settlement of natural gas derivative contracts acquired in a November 2011 asset purchase.

(2)         Net cash used in financing activities for the year ended December 31, 2013 and 2012 primarily consisted of the net repayment of amounts outstanding under the Credit Agreement.

GEOMET, INC.

OPERATING STATISTICS

(in thousands, except per Mcf amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Gas sales	$7,762	$11,682	$38,087	$39,147
Lease operating expenses	$2,517	$4,132	$13,132	$17,483
Compression and transportation expenses	2,231	1,592	7,716	8,349
Production taxes	479	686	2,097	1,962
Total production expenses	$5,227	$6,410	$22,945	$27,794

Net sales volumes (Consolidated) (MMcf)	2,091	3,340	10,179	13,808
Pond Creek field (Central Appalachian Basin) (MMcf)	1,399	1,458	5,607	5,866
Other Central Appalachian Basin fields (MMcf)	692	915	2,917	3,850
Gurnee field (Cahaba Basin) (MMcf)	—	418	723	1,743
Black Warrior Basin fields (MMcf)	—	549	932	2,349

Per Mcf data ($/Mcf):

Average natural gas sales price realized (Consolidated)(1)	$3.85	$4.33	$3.85	$4.02

Average natural gas sales price (Consolidated)	$3.71	$3.50	$3.74	$2.83
Pond Creek field (Central Appalachian Basin)	$3.80	$3.59	$3.79	$2.92
Other Central Appalachian Basin fields	$3.53	$3.73	$3.65	$2.69
Gurnee field (Cahaba Basin) (2)	$—	$3.47	$3.77	$2.83
Black Warrior Basin fields (2)	$—	$3.46	$3.73	$2.86
Lease operating expenses (Consolidated)	$1.20	$1.24	$1.29	$1.27
Pond Creek field (Central Appalachian Basin)	$1.11	$1.01	$1.12	$1.06
Other Central Appalachian Basin fields	$1.37	$1.81	$1.40	$1.36
Gurnee field (Cahaba Basin) (2)	$—	$2.73	$2.85	$2.68
Black Warrior Basin fields (2)	$—	$0.70	$0.73	$0.57
Compression and transportation expenses (Consolidated)	$1.07	$0.47	$0.75	$0.60
Pond Creek field (Central Appalachian Basin)	$0.64	$0.54	$0.66	$0.57
Other Central Appalachian Basin fields	$1.94	$0.98	$1.25	$1.05
Gurnee field (Cahaba Basin) (2)	$—	$0.23	$0.28	$0.26
Black Warrior Basin fields (2)	$—	$0.20	$0.19	$0.19
Production taxes (Consolidated)	$0.23	$0.21	$0.21	$0.14
Pond Creek field (Central Appalachian Basin)	$0.22	$0.19	$0.21	$0.16
Other Central Appalachian Basin fields	$0.24	$0.16	$0.20	$0.11
Gurnee field (Cahaba Basin) (2)	$—	$0.16	$0.18	$0.12
Black Warrior Basin fields (2)	$—	$0.19	$0.21	$0.17
Total production expenses (Consolidated)	$2.50	$1.92	$2.25	$2.01
Pond Creek field (Central Appalachian Basin)	$1.97	$1.74	$1.99	$1.79
Other Central Appalachian Basin fields	$3.55	$2.95	$2.85	$2.52
Gurnee field (Cahaba Basin) (2)	$—	$3.12	$3.31	$3.06
Black Warrior Basin fields (2)	$—	$1.09	$1.13	$0.93
Depletion (Consolidated)	$0.39	$0.59	$0.44	$0.81

(1)                  Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

(2)                  On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At December 31, 2013, we had the following natural gas swap position:

Period	Volume (MMBtu)	Average Price
First Quarter of 2014	360,000	$3.82

At December 31, 2013, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.30	$3.60
January 2014 through December 2015	3,650,000	$4.20	$3.50
	7,300,000